Exhibit (d)(12)(i)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

THOMPSON, SIEGEL & WALMSLEY LLC

THIS AMENDMENT is made as of February 21, 2020, to the Sub-Advisory Agreement dated November 10, 2017, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and Thompson, Siegel & Walmsley LLC (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated November 10, 2017, as amended, is confirmed and remains in full force and effect.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

THOMPSON, SIEGEL & WALMSLEY LLC

By:	/s/ John L. Reifsnider
Name:	John L. Reifsnider
Title:	President

INVESTMENT SUBADVISORY AGREEMENT

Schedule A

FUNDS	INVESTMENT SUB-ADVISORY FEE*
Transamerica International Equity**	0.30% of assets up to $1 billion; 0.28% over $1 billion up to $2 billion; and 0.265% of net assets in excess of $2 billion

Transamerica International Small Cap Value	0.475% of the first $300 million; 0.45% over $300 million up to $750 million; and 0.40% over $750 million

Transamerica Mid Cap Value Opportunities***	0.275% of the first $750 million; 0.27% over $750 million up to $1.5 billion; 0.265% over $1.5 billion up to $2 billion; and 0.26% over $2 billion

Transamerica Multi-Asset Income (formerly Transamerica Strategic High Income)	0.21% of the first $1 billion; 0.185% over $1 billion up to $2 billion; and 0.17% in excess of $2 billion

Transamerica Small/Mid Cap Value***	0.275% of the first $750 million; 0.27% over $750 million up to $1.5 billion; 0.265% over $1.5 billion up to $2 billion; and 0.26% over $2 billion

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica TS&W International Equity VP.
***

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Mid Cap Value Opportunities, as well as with the portion of the assets of Transamerica Small/Mid Cap Value and Transamerica Small/Mid Cap Value VP that is sub-advised by Thompson, Siegel & Walmsley LLC.